                                   EXHIBIT 2


                                   AGREEMENT
                                   ---------

     THIS AGREEMENT, dated as of August 10, 1997 (this "Agreement"), by and among Shoney's, Inc., a Tennessee corporation (the "Company"), and Raymond D. Schoenbaum, an individual resident of the State of Georgia, and Betty J. Schoenbaum, an individual resident of the State of Florida (Raymond D. Schoenbaum and Betty J. Schoenbaum are referred to herein collectively as the "Shareholders' Committee");

                             W I T N E S S E T H:

     WHEREAS, on July 3, 1997, the Shareholders' Committee mailed to the shareholders of the Company (the "Shareholders") Solicitation Statements (each, a "Solicitation Statement") to solicit agent designations (the "Agent Designations") to call a Special Meeting of the Shareholders (the "Special Meeting") for the consideration of certain proposals of the Shareholders' Committee, including, among other things, the removal and replacement of the members of the Board of Directors of the Company (the "Board");

     WHEREAS, by July 18, 1997, the Shareholders' Committee delivered to the Company Agent Designations executed by the holders in the aggregate of approximately 42% of the outstanding shares of Common Stock of the Company in favor of the call of the Special Meeting;

     WHEREAS, the parties intended to solicit proxies from the Shareholders with respect to the proposals to be submitted at the Special Meeting (the solicitation of Agent Designations and of proxies to vote at the Special Meeting collectively are referred to herein as the "Proxy Contest");

     WHEREAS, the Board is not satisfied with the Company's recent performance and intends to monitor closely the Company's situation; and

     WHEREAS, the Company and the members of the Shareholders' Committee have determined that the interests of the Company and its Shareholders, and the interests of the members of the Shareholders' Committee, would be served by (i) the avoidance of the substantial expense and disruption that could be expected to result from the continuation of the Proxy Contest, (ii) the appointment of the persons as set forth herein as new directors of the Company, (iii) the formation of an Operations Committee which will provide a forum for discussion and review of the current operations of the Company, and (iv) the receipt of other agreements, covenants, rights and benefits as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and representations set forth herein, intending to be legally bound hereby, the parties hereby agree as follows:

     1.  BOARD COMPOSITION; RELATED MATTERS

     (a) The Board has adopted, effective upon the execution of this Agreement, a resolution to amend Article III, Section 1 of the Bylaws of the Company to provide in the Bylaws that the number of directors is fixed at eleven.

     (b) In accordance with Article III, Section 7 of the Bylaws of the Company, the Board (i) has adopted a resolution, effective upon execution of this Agreement, to appoint Raymond D. Schoenbaum and Michael J. Bodnar to fill two of the vacancies on the Board created by the increase in the number of directors and to serve as directors of the Company until the next annual meeting of Shareholders and until their successors shall have been duly elected and qualified, and (ii) as soon as practicable after the date hereof and in any event within fourteen days from the date hereof, shall appoint to the Board a third person who shall be selected by the Board (after receiving the recommendation of the Nominating Committee) from the list of nominees proposed by the Shareholders' Committee to fill the third vacancy (such person, together with Raymond D. Schoenbaum and Michael J. Bodnar, being referred to herein as the "Committee Nominees") to serve until the next annual meeting of Shareholders and until his or her successor shall have been duly elected and qualified.

     (c) In accordance with Article III, Section 7 of the Bylaws, the Board shall appoint, as soon as practicable after the date hereof and in any event within sixty days from the date hereof, one person (the "Additional Nominee") selected by mutual agreement of the Board (after receiving the recommendation of the Nominating Committee) and the Shareholders' Committee from a list of four persons, two of whom are proposed by the Shareholders' Committee and two of whom are proposed by the Nominating Committee of the Board, to fill the fourth vacancy on the Board and to serve as a director of the Company until the next annual meeting of the Shareholders and until his or her successor shall have been duly elected and qualified.

     (d) In connection with the election of the directors of the Company at the annual meeting of the Company to be held in calendar year 1998 and in any election of the directors at any time prior to the annual meeting of the Company in calendar year 1999, the Committee Nominees and the Additional Nominee shall be included in the slate of nominees recommended by the Board to the Shareholders for election as directors, and the Company shall use all reasonable efforts to cause the election of each of the Committee Nominees and such Additional Nominee at each such election. The foregoing notwithstanding, neither the Company nor the Board shall have any obligation to recommend the Committee Nominees or such Additional Nominee at any election which occurs after either member of the Shareholders' Committee has taken any action described in Section 2(b)(ii) of this Agreement (which actions shall be referred to as the "initiation of a proxy contest").

     (e) If, prior to the earlier of the date of the Company's annual meeting in calendar year 1999 and the initiation of a proxy contest by either member of the Shareholders' Committee, any Committee Nominee or Jeffry Schoenbaum shall be unable or unwilling to serve as a nominee or a director for any reason or, after appointment as a director of the Company, shall cease to be a member of the Board by reason of his or her death, disability or resignation, the Shareholders' Committee shall be entitled to select a person (after receiving the recommendation of the Nominating Committee, which recommendation shall not be unreasonably withheld; provided that if the Nominating Committee does withhold its recommendation, then the Shareholders' Committee shall be entitled to select another person, again subject to the recommendation of the Nominating Committee, which shall not be unreasonably withheld), who may or may not be one of the nominees of the Shareholders' Committee as set forth in the Solicitation Statement, to be included on the slate of nominees recommended by the Board to the Shareholders or to fill the vacancy on the Board, as the case may be. If, prior to the earlier of the date of the Company's annual meeting in calendar year 1999 and the initiation of a proxy contest by either member of the Shareholders' Committee, the Additional Nominee shall be unable or unwilling to serve as a nominee or a director for any reason or, after appointment as a director of the Company, shall cease to be a member of the Board by reason of his or her death, disability or resignation, the Board (after receiving the recommendation of the Nominating Committee) and the Shareholders' Committee shall select by mutual agreement a person from a list of four persons, two of whom are proposed by the Shareholders' Committee and two of whom are proposed by the Nominating Committee of the Board, to be included on the slate of nominees recommended by the Board to the Shareholders or to fill the vacancy on the Board, as the case may be. Any person selected to be recommended to be included in the slate of nominees or on the Board in accordance with this Section in place of a Committee Nominee or Jeffry Schoenbaum shall be deemed to be a Committee Nominee for purposes of this Agreement and any person so selected in place of the Additional Nominee shall be deemed to be the Additional Nominee for purposes of this Agreement. Any vacancy on the Board which is to be filled in accordance with this Section 1(e) shall be filled by the Board as soon as practicable.

     (f) Except as provided herein, if, prior to the earlier of the date of the Company's annual meeting in calendar year 1999 and the initiation of a proxy contest by either member of the Shareholders' Committee, any member of the Board other than a Committee Nominee, an Additional Nominee or Jeffry Schoenbaum shall cease to be a member of the Board by reason of his or her death, disability or resignation, the Board following the recommendation of a committee of the Board consisting of all directors other than the Committee Nominees and Jeffry Schoenbaum (the "Special Nominating Committee") shall appoint a person to fill the vacancy created and if, prior to such earlier date, any member of the Board other than a Committee Nominee, an Additional Nominee or Jeffry Schoenbaum shall be unable or unwilling to be nominated or serve as a director of the Company, the Special Nominating Committee shall appoint a person to be included in place of such member in the slate of nominees recommended by the Board. Notwithstanding the foregoing, if, prior to the earlier of the date of the Company's annual meeting in calendar year 1999 and the initiation of a proxy contest by either member of the Shareholders' Committee, Dennis C. Bottorff or
B. Franklin Skinner shall cease to be a member of the Board by reason of death, disability or resignation, or if Dennis C. Bottorff or B. Franklin Skinner shall be unable or unwilling to be nominated to serve as a director of the Company, the Board (after receiving the recommendation of the Nominating Committee) shall appoint a person to fill the vacancy created or to be included in place of such member in the slate of nominees recommended by the Board; provided, however, that such person shall not be, nor within the last three years shall have been, an officer or employee of the Company or have acted as, or be employed by or affiliated or associated with an organization serving as, a professional advisor, legal counsel, consultant or financial advisor to the Company or any director or officer of the Company. Any vacancy on the Board which is to be filled in accordance with this Section 1(f) shall be filled by the Board as soon as practicable.

     (g) The Board has by resolution, effective upon the execution of this Agreement, (i) expanded the powers of the Executive Committee of the Board to include all of the powers which were previously granted to the Chairman of the Board, including the power to call meetings of the Board and to set the agenda for meetings of the Board, and (ii) reconstituted the existing Executive Committee to consist of the following individuals: Raymond D. Schoenbaum, B. Franklin Skinner (who has been designated as Chairman of the Executive Committee), Michael J. Bodnar, Carole F. Hoover and C. Stephen Lynn. In addition, the Board has by resolution, effective upon the execution of this Agreement, amended the Bylaws of the Company to provide that (i) the Chairman of the Executive Committee has the power to call meetings of the Board or the Executive Committee on at least one day's notice pursuant to the Bylaws of the Company, (ii) from and after the date that B. Franklin Skinner is no longer the Chairman of the Executive Committee, any two members of the Executive Committee acting together shall have the power to call meetings of the Board or the Executive Committee on at least one day's notice pursuant to the Bylaws of the Company, and (iii) each member of the Executive Committee is entitled to add items to the agenda of the Board or the Executive Committee.

     (h) The Board has adopted, effective upon the execution of this Agreement, a resolution to amend the Bylaws to create a committee, designated as the Operations Committee, with the powers described herein. The Board has adopted, effective upon the execution of this Agreement, a resolution appointing Raymond
D. Schoenbaum, Michael J. Bodnar and C. Stephen Lynn to serve on the Operations Committee. Within fourteen days from the date hereof, the Nominating Committee shall recommend and the Board shall appoint a fourth member of the Operations Committee from among the members of the Board. The Operations Committee shall become effective and be empowered immediately upon execution of this Agreement and prior to the selection of a fourth member. The Operations Committee shall have full authority to review and make recommendations to the full Board concerning all aspects of the Company's business and its current and future business and financial strategies, transactional opportunities and the enhancement of shareholder value. In addition, the Operations Committee shall have oversight responsibility with respect to all aspects of the day-to-day operations of the Company, including the marketing, capital expenditure and budget plans for the Company, and shall have the authority to review and make recommendations regarding the debt structure and capital structure of the Company. The Operations Committee shall hold meetings as often as the Operations Committee believes necessary but in any event for the first two months after the date hereof the Operations Committee shall meet no less than every two weeks. The Chief Executive Officer shall attend each meeting of the Operations Committee, unless his or her absence is approved by a majority of the members of the Operations Committee in attendance at such meeting from which the Chief Executive Officer is absent. Each member of the Operations Committee shall have, and management of the Company shall ensure that each member of the Operations Committee shall have, access to all such information regarding the Company and all contacts with such employees and franchisees as such member shall request. The Operations Committee shall make a report to the Board on a monthly basis (or more often, if necessary or appropriate) and the agenda of each Board meeting shall provide for the making by the Operations Committee of such report.

     (i) Any member of the Board may request that the Company retain, on behalf of the Board or any committee thereof, consultants or advisors that the Board determines to be appropriate and the Board shall provide for the payment of such advisors or consultants in connection with any such approval. If, within fourteen days after such request, the Board fails to retain consultants or advisors proposed by Raymond D. Schoenbaum to assist the efforts of the Operations Committee, Raymond D. Schoenbaum shall have the right to require the Company to retain no more than two consultants or advisors to work for the Operations Committee, who, so long as B. Franklin Skinner is the Chairman of the Executive Committee, must be approved by the Chairman of the Executive Committee (which approval shall not unreasonably be withheld). In such case, the Company shall hire such consultants or advisors for a three-month term beginning as soon as practicable for an amount not to exceed $25,000 per month for each consultant or advisor.

     (j) Without the written consent of either of the members of the Shareholders' Committee, the Company agrees that, prior to the annual meeting of the Company in calendar year 1999, it shall not take any action to (i) amend the Bylaws of the Company to increase the size of the Board, (ii) disband or cause the Executive Committee or the Operations Committee to cease to function,
(iii) decrease, limit or alter the responsibilities or powers of the Executive Committee (as set forth in Section 1(g) hereof) or the Operations Committee,
(iv) alter the size or composition of the Executive Committee or the Operations Committee as provided in paragraphs (g) and (h) hereof, or (v) alter or amend the Bylaws in any manner inconsistent with the last sentence of paragraph (g) hereof or alter or amend the Bylaws in any manner inconsistent with paragraphs
(n), (o) or (p) hereof. The Company agrees that, until the annual meeting of the Company in calendar year 1999, the Board shall reappoint the members of the Executive Committee and the Operations Committee as designated herein to such committees on an annual basis; provided that such persons are members of the Board and; provided, further, that if a Committee Nominee ceases to be a member of the Board, the Board shall appoint another Committee Nominee to be a member of such committee. In addition, each member of the Operations Committee shall be reimbursed by the Company for all expenses reasonably incurred by such member in the performance of his or her duties as a member of such committee. The quorum for all meetings of the Operations Committee shall be two, at least one of whom is a Committee Nominee and one of whom is a person other than a Committee Nominee, and the quorum for all meetings of the Executive Committee shall be three, at least one of whom is a Committee Nominee. The act of a majority of those present at a meeting of either the Executive Committee or the Operations Committee at which a quorum is present shall be the act of such Committee.

     (k) On or before November 15, 1997, the Board will evaluate the performance of the Chief Executive Officer and each other member of senior management of the Company, and upon such evaluation shall make such determinations regarding the Chief Executive Officer and the other members of senior management of the Company as the Board decides to be appropriate.

In undertaking such review, the Board will utilize such criteria as may be determined to be appropriate by the Board, which will include the performance of the Company. In addition, the Board shall retain the authority, and nothing contained herein shall have the effect of limiting the Board's authority, to review the performance of the Chief Executive Officer and each other member of senior management of the Company at such other times and in such manner as the Board deems to be necessary or appropriate.

     (l) If the current Chairman and Chief Executive Officer resigns or is removed, the Board agrees that Raymond D. Schoenbaum shall be given equal consideration for the Chairman and Chief Executive Officer position. If Raymond
D. Schoenbaum chooses not to be a candidate for the position, the Board shall create a Search Committee to retain a new Chief Executive Officer and Raymond D. Schoenbaum shall be appointed by the Board to be a member of such Search Committee.

     (m) The Board has adopted, effective upon the execution of this Agreement, a resolution appointing Raymond D. Schoenbaum to serve on the Nominating Committee of the Board and shall continue to cause Raymond D. Schoenbaum to be a member of such committee at least until the annual meeting of the Company in calendar year 1999. The Board shall appoint either Raymond D. Schoenbaum or one of the other Committee Nominees to serve on each other committee of the Board and shall continue to cause such persons to be members of such committees at least until the annual meeting of the Company in calendar year 1999.

     (n) The Board has adopted, effective upon the execution of this Agreement, a resolution to amend the Bylaws of the Company to provide that (i) the Board shall hold at least one regularly scheduled meeting every month during the first four (4) months following the date of this Agreement at such times as may from time to time be fixed by the Board, and that the Board shall hold regular meetings every month thereafter until the Board determines that it is not necessary, (ii) each Board member shall be entitled to receive promptly upon request all information regarding the Company which such Board member requests, and (iii) the information described in Annex I to this Agreement shall be given to the members of the Operations Committee in accordance with the time frames set forth in such Annex I.

     (o) The Board has adopted, effective upon the execution of this Agreement, a resolution to amend the Bylaws of the Company to provide that no Significant Transaction (using clauses (iii) through (x) as the definition thereof in Section 2(a)) shall be undertaken without the specific approval of the Board of such Significant Transaction.

     (p) The Board has adopted, effective upon the execution of this Agreement, a resolution amending the Bylaws of the Company to provide that, prior to June 30, 1998, it will not amend or repeal any provision of the Bylaws contemplated herein to become effective on the date of execution of this Agreement (including the provision described in this Section 1(p)) or adopt any new Bylaw of the Company which is inconsistent in any manner with any such Bylaw provision, in each case without the affirmative vote of at least 75% of the members of the Board.

     2.  COVENANTS OF THE SHAREHOLDERS' COMMITTEE.

     (a) The date on which the covenants and agreements contained in this
Section 2 terminate is referred to herein as the "Standstill Termination Date." The "Standstill Termination Date" shall be the earliest of (i) April 30, 1998,
(ii) the date on which the Company or the Board breaches in any material respect any of the representations, warranties, covenants or agreements contained in this Agreement if the Company or the Board does not cure such breach within three business days following notice to the Company of such breach, or the 20th day after which any determination is made by a court of competent jurisdiction that any material provision of this Agreement is invalid or unenforceable and such invalidity or unenforcability is not cured by agreement of the parties pursuant to Section 7 hereof, (iii) the date on which the Board or management enters into substantive negotiations with respect to or determines to approve or not to oppose a Significant Transaction (as defined below), if all of the Committee Nominees object in writing or by vote to such Significant Transaction, or (iv) the date of the making of any proposal by the Board or management to adopt any antitakeover measure (including the entering into of agreements with employees containing payments contingent upon a change in control or the modifying of any existing agreements increasing the amount of any payments upon a change in control) other than in response to a threat from a person other than a member of the Shareholders' Committee, provided that (A) if the Board or management ceases negotiations described in clause (iii) or rejects a proposal described in clause (iv), in each case on or before the thirtieth day after such negotiations begin or such proposal is made, the provisions of Section 2(b) shall be immediately reinstated except to the extent that they would otherwise have expired, and (B) prior to adopting any such antitakeover measure, the members of the Board shall be provided with at least ten days' notice of such proposed adoption. A "Significant Transaction" shall be any of the following actions taken by the Board: (i) a change in any of the Bylaw amendments provided for in this Agreement or the adoption of any Bylaws inconsistent with such Bylaw amendments, (ii) the adoption by the Board of a resolution recommending to the stockholders of the Company a proposed amendment to the Charter of the Company inconsistent with this Agreement or any of the Bylaw amendments provided for in this Agreement, (iii) the sale, lease, exchange or other disposition of all or substantially all of the business operations or assets of the Company in a single transaction or in a series of transactions, (iv) the sale, lease, exchange or other disposition of (A) the Shoney's division, the Captain D's division or any individual asset or group of related assets of the Company in a single transaction or in a series of related transactions involving more than $5 million (except that transactions shall not be considered to be related solely because they are adopted by the Board as part of a common plan), (B) assets in a single transaction or in a series of transactions to a single purchaser involving more than $5 million or (C) any asset or group of related assets to any current or former officer, director or employee of the Company, any person who has an ongoing material business or financial relationship with any such current or former officer, director or employee of the Company, any Affiliate or Associate (each as herein defined) of the foregoing, or any entity owned in whole or in part by any of the foregoing (other than an entity whose securities are publicly traded and in which the foregoing own less than 5% of the outstanding equity interests of such entity), (v) the acquisition of (A) any restaurant or restaurants in a single transaction or in a series of related transactions involving more than $5 million or (B) business operations or assets in a single transaction or in a series of related transactions involving more than $5 million other than, in the case of this clause (B), those acquisitions contained in the capital budget plan of the Company previously approved by the Board, (vi) the authorization of the dissolution of the Company or the winding up or seeking of voluntary bankruptcy or voluntary insolvency protection, (vii) the consent by the Company to a third-party seeking an order authorizing the involuntary dissolution or involuntary bankruptcy of the Company, (viii) the authorization of any merger, consolidation, reorganization or other business combination (other than any merger in which both (A) the Company is the surviving ultimate parent entity and (B) the holders of the voting securities of the Company prior to such transaction continue to hold at least 85% of the equity interests and voting power of the Company after the transaction), (ix) the declaration of any dividend or authorization of any distribution in excess of regular and customary dividends, or (x) the approval of any restructuring of indebtedness of the Company or any of its subsidiaries involving amounts in excess of $25 million, or the material modification of the terms of any indebtedness or obligation of the Company or any of its subsidiaries for borrowed money involving amounts in excess of $25 million.

     (b) Each member of the Shareholders' Committee jointly and severally agrees that during the period commencing on the date hereof and ending on the Standstill Termination Date, without the prior written consent of the Company, he or she will not, and will cause each of his or her Affiliates not to, directly or indirectly, except as specifically provided for in Section 1 and
Section 2(c) hereof, (i) seek to control or direct the management or policies of the Company or to obtain additional representation on the Board, (ii) solicit, or participate in the solicitation of, any proxies, demands or consents with respect to any securities of the Company with respect to any matter (or request permission to do so), (iii) become a member of any "group" (as such term is interpreted under the rules under the Securities Exchange Act of 1934, as amended (the "Act")) with respect to any of the foregoing activities, (iv) make any public disclosure or public announcement of any kind with respect to any of the foregoing or take any other action which might reasonably be expected to result in any such public disclosure or public announcement, or (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

     (c) Nothing in Section 2(b) shall be deemed to limit, prevent or preclude any communication among or between any of the members of the Shareholders' Committee or to prevent the members of the Shareholders' Committee from voting their voting securities of the Company as they see fit. In addition, nothing contained in Section 2(b) shall be deemed in any way to prohibit or limit a Committee Nominee during the term of his or her service as a director of the Company from engaging in any lawful acts in his or her capacity as a director of the Company or as a member of any committee of the Board; provided, however, that such person shall use all reasonable efforts to structure his or her communications as a director in such a manner as to avoid a requirement to make separate public disclosure of any intention, plan or arrangement prohibited by
Section 2(b). Without limiting the generality of the foregoing, nothing contained in Section 2(b) shall be deemed to prohibit or limit a Committee Nominee during the term of his or her service as a director of the Company from
(i) voting on any matter submitted to the Board or any Board committee, (ii) participating in deliberations or discussions of the Board or any Board committee (including making suggestions and raising issues to the Board or any Board committee) or with any advisors to such Committee Nominee or to the Board or any Board committee, (iii) participating consistent with the recommendation of the Board, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules under the Act) of proxies or consents involving the Company relating to matters approved by the Board or (iv) initiating or participating in discussions with franchisees, employees, customers or other third parties for the sole purpose of gathering information regarding the Company and its operations in furtherance of his or her duties as a member of the Board or a committee thereof.

     (d) If a Standstill Termination Date occurs on or after the 90th day prior to the scheduled date for the 1998 annual meeting of the Company (or during the 20-day negotiating period described in clause (ii) of the definition of "Standstill Termination Date," subject to the automatic withdrawal of such request if the parties are able to agree upon a provision as described therein), then not later than ten business days following receipt of notice by the Shareholders' Committee of the occurrence of the Standstill Termination Date (or an event described in the immediately preceding parenthetical), the Shareholders' Committee shall have the option, upon written notice to the Company, to require that the Company not hold the 1998 annual meeting of Shareholders prior to the 90th day following the Standstill Termination Date and, if necessary, the Company shall postpone the 1998 annual meeting of Shareholders in order to satisfy such requirement.

     (e) The Shareholders' Committee hereby (i) withdraws its proposals to be considered at the Special Meeting as set forth in the submissions dated June 16, 1997, June 23, 1997 and July 16, 1997 of the Shareholders' Committee to the Company pursuant to the advance notice requirements of the Bylaws of the Company (the "Proposals"), (ii) to the extent permitted by applicable law, withdraws the demand for the Special Meeting and (iii) waives any rights that it may have with respect to the calling and convening of the Special Meeting at which the Proposals were to have been considered.

     3.  COVENANTS OF THE PARTIES

     (a) By Agreed Order entered on July 23, 1997 in Shoney's, Inc. v.
                                                     -----------------
Schoenbaum, civil action no. 3-97-0686 in the United States District Court for
----------
the Middle District of Tennessee (the "Civil Action"), the parties agreed to dismiss their respective pleadings in the Civil Action without prejudice, and the parties have not filed or commenced any other litigation arising out of or related to the Proxy Contest. In further consideration of the agreements set forth herein, except for the rights and obligations of the parties set forth in this Agreement, each of the parties hereby releases and forever discharges each of the other parties and their respective employees, officers, directors, subsidiaries, affiliates, agents and representatives from any and all claims, causes of action, suits, costs, damages, expenses, attorneys' fees, liabilities and obligations of any kind or nature whatsoever, whether known or unknown, fixed or contingent, joint or several, which such party may have against any of the other parties or their respective employees, officers, directors, subsidiaries, affiliates, agents and representatives arising out of or related to the Proxy Contest, this Agreement or the negotiations relating to this Agreement, including, but not limited to, claims raised in the Civil Action, claims related to the parties' respective filings with the Securities and Exchange Commission, and the parties' other oral and written statements related to the Proxy Contest.

     (b) The Shareholders' Committee agrees to reasonably cooperate with the Company, at the Company's own expense, in the Company's defense of the Fisher
                                                                       ------
litigation and any other shareholder or derivative action relating to the Proxy Contest, this Agreement or the negotiations relating to this Agreement. The Company agrees to reasonably cooperate with the Shareholders' Committee in the defense by the Shareholders' Committee of any action against one or more of the members of the Shareholders' Committee relating to the Proxy Contest, this Agreement or the negotiations relating to this Agreement.

     (c) As promptly as practicable after the date hereof, the Company and the Shareholders' Committee agree to prepare, at the Company's own expense, a form of court order reasonably acceptable to both parties for the purpose of dismissing the Civil Action and agree to use all reasonable efforts to obtain approval of the order from the United States District Court for the Middle District of Tennessee or from such other court as shall have jurisdiction over the matter. Notwithstanding the foregoing, nothing contained in this Agreement shall be conditioned or contingent upon obtaining such approval from the United States District Court for the Middle District of Tennessee or from such other court as shall have jurisdiction over the matter.

     (d) The Company hereby agrees to indemnify and hold harmless the members of the Shareholders' Committee and their employees, subsidiaries, affiliates, agents and representatives (the "Indemnified Parties") from and against any and all claims, causes of action, suits, costs, damages, expenses, attorneys' fees, liabilities and obligations of any kind or nature whatsoever, whether known or unknown, fixed or contingent, joint or several, arising from any claim, action, suit or proceeding arising out of or related to the proxy materials, the Agent Designation materials and other materials and filings related to the Proxy Contest filed by the Shareholders' Committee with the Securities and Exchange Commission (collectively, the "Proxy Materials"), the parties' oral and written statements related to the Proxy Contest, this Agreement and the negotiation and execution of this Agreement; provided, however, that the Company shall be required to indemnify and hold harmless the Indemnified Parties with respect to the Shareholders' Committee's obligations under Section 13(d) of the Act only with respect to (A) matters also described in the Proxy Materials related to events after June 1, 1997 and (B) the Shareholders' Committee's obligations and filings under the federal securities laws relating to this Agreement or the negotiation and execution of this Agreement.

     4. NO IMPAIRMENT. Each of the parties agrees that it will not avoid or seek to avoid the observance or performance of any of the terms hereof (whether by alleging in any court that one or more of the provisions of this Agreement is invalid or unenforceable, or otherwise), but will act at all times in good faith to assist in the carrying out of all such terms, and each of the parties hereby irrevocably waives any claim that any provision hereunder may be invalid or unenforceable and agrees not to contend to the contrary. In addition, each of the parties agrees that it will use all reasonable efforts to defend against any claim by a third party that any of the provisions of this Agreement is invalid or unenforceable.

     5. PRESS RELEASE. Upon execution of this Agreement, the Company and the Shareholders' Committee shall issue a joint press release in the form attached as Annex II hereto. None of the parties hereto will make any public statements (including any statements in any filing with the SEC or any other governmental agency), including statements to shareholders, franchisees, employees and lenders of the Company, that are inconsistent with, or are otherwise contrary to, the statements in the press release.

     6. EXPENSES. The Company hereby agrees to pay to the members of the Shareholders' Committee an aggregate amount equal to $2.5 million for their expenses arising out of, relating to, or incurred in connection with, the Shareholders' Committee's review and consideration of issues leading to the initiation of the Proxy Contest, the Proxy Contest, the litigation relating to the validity of the Bylaw amendments and certain other matters which was settled by agreement on July 22, 1997, and the negotiation of this Agreement, which amount shall be allocated by the Shareholders' Committee among its advisors as the Shareholders' Committee deems appropriate in its sole discretion. The Company agrees to pay such expenses by wire transfer within two business days after the date on which the Shareholders' Committee provides the Company with the account information needed to effect such wire transfer. The Shareholders' Committee will provide the Company with reasonable documentation regarding such expenses.

     7. SPECIFIC PERFORMANCE. Each of the members of the Shareholders' Committee, on the one hand, and the Company on the other, acknowledges and agrees that irreparable injury to the other party or parties (as the case may be) hereto would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be compensable in money damages. It is accordingly agreed that each party hereto (the "Moving Party") shall be entitled to specific enforcement of, the terms hereof and injunctive or other equitable relief as a remedy for such nonperformance or breach, and each party further waives any requirement for the securing or posting of any bond in connection with such remedy. The other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The remedies for which this Section provides shall not be deemed to be the exclusive remedies for breach of this Agreement, but shall be in addition to all other remedies available at law or equity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, the parties agree that such provision, covenant or restriction will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

     8. SHAREHOLDERS' COMMITTEE REPRESENTATIVE. In the event of the death or incapacity of Betty J. Schoenbaum, Betty J. Schoenbaum hereby assigns all of her rights and privileges under this Agreement to Raymond D. Schoenbaum and Raymond
D. Schoenbaum shall have the power and authority to exercise all of such rights and privileges of Betty J. Schoenbaum under this Agreement. In the event of the death or incapacity of Raymond D. Schoenbaum, Raymond D. Schoenbaum hereby assigns all of his rights and privileges under this Agreement to Betty J. Schoenbaum and Betty J. Schoenbaum shall have the power and authority to exercise all of such rights and privileges of

Raymond D. Schoenbaum under this Agreement. Except to the extent specified herein, the rights and privileges of the members of the Shareholders' Committee are not assignable.

     9. NO WAIVER. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     10. CERTAIN DEFINITIONS. As used in this Agreement, the terms "Affiliates" and "Associates" shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates or Associates of any person subsequent to the date hereof.

     11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

     12. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

     13. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto as follows:

          If to the Company:

     Shoney's, Inc.
     1727 Elm Hill Pike
     Nashville, Tennessee 37210
     Attention:  Chief Executive Officer
     Telecopy:  615/231-2531

          with copies to:

     Bass, Berry & Sims
     2700 First American Center
     Nashville, Tennessee  37238
     Attention:  James Cheek, III
     Telecopy:  615-742-6298
     and

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Attention:  David A. Katz
     Telecopy:  212/403-2000

If to the Shareholders' Committee:

     Raymond D. Schoenbaum
     1640 Powers Ferry Road
     Building Two, Suite 100
     Marietta, Georgia 30067-6050
     Telecopy:  770/612-2459

with a copy to:

     King & Spalding
     191 Peachtree Street
     Atlanta, Georgia 30303-1763
     Attention:  John D. Capers, Jr.
     Telecopy:  404/572-5145

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of Tennessee, without reference to the conflict of laws principles thereof.

     15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

                                    SHONEY'S, INC.


                                    By: /s/ C. Stephen Lynn
                                       ________________________________
                                       Name: C. Stephen Lynn
                                       Title: Chairman, CEO



                                          /s/ Raymond D. Schoenbaum
                                      -----------------------------------------
                                      Raymond D. Schoenbaum



                                          /s/ Betty J. Schoenbaum
                                      -----------------------------------------
                                      Betty J. Schoenbaum

                                    ANNEX I

       INFORMATION TO BE PROVIDED TO MEMBERS OF THE OPERATIONS COMMITTEE

Information to be provided weekly:
---------------------------------

        1.  Information regarding same store sales, broken down as follows:

            a.  Company-owned vs. Franchised.
            b.  Captain D's, Shoney's and casual dining.
            c.  Regional (geographic divisions).
            d.  Sales attributable to coupons, to the extent available.

        2.  Information regarding labor and food costs, broken down as follows:

            a.  Company-owned vs., to the extent available, Franchised.
            b.  Captain D's, Shoney's and casual dining.
            c.  Regional (geographic divisions).

Information to be provided for each four-week period:
----------------------------------------------------

        1.  Financial statements, including:

            a.  Balance sheet and income statement
            b.  Break out of Captain D's, Shoney's and casual dining segments.
            c. Comparison of actual vs. prior year vs., to the extent available, budget.

        2.  Shopper reports.